Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com

Marriott Vacations Worldwide Completes Securitization of Vacation Ownership Loans
and New Warehouse Facility
ORLANDO, Fla. – December 23, 2019 – Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today the completion of a securitization of a pool of approximately $90 million of vacation ownership loans, primarily consisting of Asia-Pacific and other loans that would not be included in the Company’s typical securitization transactions. As part of the transaction, $65 million of notes were purchased by an investor in a private placement within the United States as part of a non-144A, unrated transaction and bear an interest rate of 4.42%. The proceeds were used to pay transaction expenses, with the remainder to be used for general corporate purposes.
Additionally, Marriott Vacations Worldwide announced today the completion of its new warehouse facility. The new facility has a capacity of $350 million and replaces its previous facility which had a capacity of $250 million.  The new facility will expand the Company’s ability to monetize loans previously precluded under its prior warehouse facility to include loans originated by its acquired Sheraton Vacation Club, Westin Vacation Club, and Hyatt Residence Club brands, in addition to maintaining the Company’s ability to include loans originated by its Marriott Vacation Club and The Ritz-Carlton Destination Club brands.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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